Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

SHORT SELLERS ATTACK

FIZZ WITH

FALSE REPORT

FORT LAUDERDALE, FL, September 28, 2016 . . . National Beverage Corp. (NASDAQ: FIZZ) today issued the following statement in response to market activity in its common stock.

A false and defamatory “research report” was published today by Glaucus Research Group (whose actions relative to other alleged manipulations can be found on the following site http://www.ipetitions.com/petition/open-letter-to-the-sec-to-regulate-market-manipula). We believe that this “report” was intended to severely manipulate our stock price downward in support of short sellers, whose short position has dramatically increased over recent weeks.  The allegations in this “report” are untrue and are based on allegations made in a complaint for the purpose of extorting money from the company.  That action was dismissed as being without foundation and the complaint was found to be based on lies.  Having failed in that effort, the plaintiff and others associated with him, in violation of both confidentiality agreements and court orders, shared his false allegations with short sellers and their co-conspirators.

Shareholders are cautioned against reacting to the false statements being made.  Our financial statements have been and are routinely audited; and we reiterate that we stand behind the integrity of our financial statements and SEC filings.

Our team, our products and our future continue on course in an exemplary fashion. The increased volume of our sales and operating performance will translate into excellent earnings and cash flow to the benefit of our shareholders.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such factors include items and risk factors described in the Company's Securities and Exchange Commission filings. The Company disclaims an obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.